Exhibit 3.3

CORRECTED

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Goldcorp Holdings Co., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby files this Corrected Certificate of Amendment to its Certificate of Incorporation pursuant to Section 103(f) of the Delaware General Corporation Law, and does hereby certify:

This is a corrected Certificate of Amendment that is being filed pursuant to Section 103(f) of the Delaware General Corporation Law, to correct a Certificate of Amendment that was originally filed on September 27, 2010. The original Certificate of Amendment was inaccurate because it failed to include an amendment approved by directors and shareholders to increase the number of authorized shares of common stock, and because it failed to include a provision for a delayed effective date.  The entire instrument in corrected form is set forth above in Paragraphs One through Fourth hereof.

FIRST:  The name of the corporation is Goldcorp Holdings Co.

SECOND:  The Board of Directors of Goldcorp Holdings Co. approved and adopted by written consent resolutions to amend the Certificate of Incorporation of said corporation. The resolutions setting forth the proposed amendments are as follows:

1)  That Article First of the Certificate of Incorporation be amended and restated to read in its entirety as follows:  “The name of the Corporation is Goldland Holdings, Co.”

2)  That the first paragraph of Article Fourth of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock, which the Corporation shall have authority to issue, is 405,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $.0001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.0001 par value per share ("Preferred Stock").”

THIRD:  The foregoing amendments were consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote at an annual meeting of stockholders held on September 16, 2010.

FOURTH:  The foregoing amendments shall be effective on October 20, 2010.

IN WITNESS WHEREOF, said Goldcorp Holdings Co. has caused this Certificate of Amendment to be signed by Pierre Quilliam, the corporation’s chief executive officer, this 5th day of October 2010.

/s/ Pierre Quilliam

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Pierre Quilliam, Chief Executive Officer